STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of May 31, 2018 (this “Agreement”), by and between TPG VI Wolverine, LP (“Wolverine LP”) and TPG VI Wolverine Co-Invest, LP (“Wolverine Co-Invest LP” and, together with Wolverine LP, the “Investor Stockholders”).

WHEREAS, on June 27, 2014, in connection with the acquisition by TWG Holdings Limited (“TWG”) of The Warranty Group, Inc. by way of a merger of an indirect wholly owned subsidiary of TWG with and into The Warranty Group, Inc., with The Warranty Group, Inc. as the surviving entity, TPG Advisors VI-AIV, Inc., as general partner, and certain other parties, as limited partners, entered into an Amended and Restated Agreement of Limited Partnership of TPG VI Wolverine Co-Invest, LP (as it may be amended from time to time, the “Wolverine Co-Invest LPA”);

WHEREAS, in connection with the consummation of that certain transaction in which Assurant, Inc. (“Assurant”) acquired TWG pursuant to a merger (the “Merger”) whereby Spartan Merger Sub, Ltd., a direct wholly-owned subsidiary of Assurant (“Merger Sub”), merged with and into TWG, with TWG surviving such Merger upon the terms and subject to the conditions set forth in that certain Amended and Restated Agreement and Plan of Merger, dated as of January 8, 2018 (the “Merger Agreement”), by and among Assurant, Merger Sub, TWG, Arbor Merger Sub, Inc. (solely for purposes of Article III and Article VIII thereof) and TWG Re, Ltd. (“TWG Re”), as amended by that certain letter agreement, dated as of the date hereof, by and among Assurant, Merger Sub, TWG and TWG Re, TWG and the Investor Stockholders terminated that certain shareholders agreement, dated as of August 1, 2014, by and among TWG, Wolverine LP and Wolverine Co-Invest LP (the “Termination”); and

WHEREAS, following the Termination and in connection with the consummation of the Merger, the Investor Stockholders desire to enter into this Agreement, effective immediately prior to the Closing (as such term is defined in the Merger Agreement) of the Merger, in order to effectuate certain provisions of the Wolverine Co-Invest LPA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Definitions. Capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings given to such terms in the Wolverine Co-Invest LPA.

2.      Pro-Rata Transfers of Assurant Shares. Wolverine LP shall not Transfer (whether pursuant to a private sale, Public Offering, Change of Control (including any merger, consolidation or other business combination) or otherwise) to a Third Party purchaser any voting common shares of Assurant unless Wolverine Co-Invest LP shall participate on a pro rata basis (determined based on a ratio of the number of voting common shares of Assurant held by Wolverine Co-Invest LP to the number of voting common shares of Assurant held by the Investor Stockholders collectively) in such Transfer at the same price and on the same terms and conditions as are applicable to Wolverine LP’s Transfer.

3.      Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Wolverine Co-Invest LPA constitute the entire agreement between the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any other agreements contemplated hereby is intended to confer upon any person other than the parties hereto any legal or equitably rights or remedies.

4.      Governing Law. This Agreement and all actions or proceedings arising out of or relating to this Agreement shall be governed and construed exclusively in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of the laws of any other jurisdiction.

5.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and immediately prior to the Closing of the Merger.

TPG VI WOLVERINE, LP

By: TPG Advisors VI-AIV, Inc.,
its general partner

By: /s/ Michael LaGatta
Name: Michael LaGatta
Title: Authorized Signatory

TPG VI WOLVERINE CO-INVEST, LP

By: TPG Advisors VI-AIV, Inc.,
its general partner

By: /s/ Michael LaGatta
Name: Michael LaGatta
Title: Authorized Signatory

[Signature Page to Stockholders Agreement]